FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

         On March 7, 2006. the Board of Directors of United States Cellular Corporation ("U.S. Cellular") approved the First Amendment to the United States Cellular Corporation 2005 Long-Term Incentive Plan (the "Plan").

         Prior to the First Amendment, the Plan provided various methods pursuant to which the exercise price of a stock option may be paid by the holder, two of which are (i) the holder's authorization of U.S. Cellular to withhold whole Common Shares of U.S. Cellular which otherwise would be delivered as a result of the exercise of a stock option ("Share Netting"), provided that the Stock Option Compensation Committee of the Board of Directors ("Committee") determines that Share Netting does not cause U.S. Cellular to recognize an increased compensation expense under applicable accounting principles (an "Increased Accounting Expense") and (ii) the holder's delivery to U.S. Cellular of previously-acquired Common Shares of U.S. Cellular which have been held for at least six months or which were purchased on the open market ("Mature Share Delivery"). As amended, the Plan (i) permits the Committee to allow officers of U.S. Cellular with a title of vice president or higher ("Executive Officers"), to use Share Netting to pay the exercise price of stock options granted prior to March 7, 2006, and (ii) requires the use of Share Netting or Mature Share Delivery, and does not permit other methods, to pay the exercise price of stock options granted to Executive Officers on or after March 7, 2006, in each case irrespective of any Increased Accounting Expense. Although the amended Plan permits such action even if there would be any Increased Accounting Expense, it is not expected that there will be any Increased Accounting Expense in either case.

         In addition, prior to the amendment, the Plan provided various methods pursuant to which tax withholding obligations incurred in connection with the exercise of a stock option may be satisfied, two of which are (i) Share Netting and (ii) the holder's delivery to U.S. Cellular of previously-acquired Common Shares of U.S. Cellular ("Share Delivery"). As amended the Plan requires the use of Share Netting or Share Delivery, and does not permit other methods, to satisfy tax withholding obligations with respect to stock options granted to Executive Officers on or after March 7, 2006.

         The foregoing brief summary is qualified by reference to the form of the First Amendment to the Plan which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

         In addition, on March 7, 2006, the Committee approved amendments to stock option award agreements with respect to John E. Rooney, the President and Chief Executive Officer of U.S. Cellular, and with respect to other executive officers of U.S. Cellular. The amendments make changes with respect to the foregoing matters. In addition, the amendments modify current and future options to extend the exercise period until 30 days following (i) the lifting of a "suspension" if options otherwise would expire or be forfeited during the suspension period and (ii) the lifting of a blackout if options otherwise would expire or be forfeited during a blackout period. Such extension shall be of shorter duration if required to avoid the application of section 409A of the Internal Revenue Code of 1986, as amended, to the options.

         In addition, the Committee approved forms of the 2005 Long-Term Incentive Plan 2006 Stock Option Award Agreement which include the foregoing provisions and forms of the 2005 Long-Term Incentive Plan 2006 Restricted Stock Unit Award Agreement for (i) John E. Rooney and (ii) other executive officers of U.S. Cellular.

         The foregoing brief summary is qualified by reference to the forms of such award agreements which are attached hereto as Exhibits 10.2, 10.3, 10.4 and 10.5 and incorporated by reference herein.

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Item 9.01. Financial Statements and Exhibits.

(c)      Exhibits:

        In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: March 13, 2006

By:	/s/ Kenneth R. Meyers

Kenneth R. Meyers
Executive Vice President-Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX The following exhibits are filed herewith as noted below.

Exhibit No.	Description
10.1	Form of First Amendment to U.S. Cellular 2005 Long-Term Incentive Plan.
10.2	Form of U.S. Cellular's 2005 Long-Term Incentive Plan Stock 2006 Option Award Agreement to be used for grants to John E. Rooney.
10.3	Form of U.S. Cellular's 2005 Long-Term Incentive Plan Restricted Stock Unit Award Agreement to be used for grants to John E. Rooney.
10.4	Form of U.S. Cellular's 2005 Long-Term Incentive Plan Stock Option Award Agreement to be used for grants to executive officers other than John E. Rooney.
10.5	Form of U.S. Cellular's 2005 Long-Term Incentive Plan 2006 Restricted Stock Unit Award Agreement to be used for grants to executive officers other than John E. Rooney.